Exhibit 99.1
Press Release
Calumet Specialty Products Partners, L.P. Closes on Acquisition of Penreco
INDIANAPOLIS, Jan. 4 /PRNewswire-FirstCall/ — Calumet Specialty Products Partners, L.P. (Nasdaq: CLMT — News; the “Partnership” or “Calumet”) closed the acquisition of Penreco, a Texas general partnership, on January 3, 2008 for approximately $267 million in cash, excluding customary post-closing purchase price adjustments.
Penreco was owned by ConocoPhillips Company and M.E. Zukerman Specialty Oil Corporation. Penreco manufactures and markets highly refined products and specialty solvents including white mineral oils, petrolatums, natural petroleum sulfonates, cable-filling compounds, refrigeration oils, food-grade compressor lubricants and gelled products. The acquisition includes plants in Karns City, PA and Dickinson, TX, as well as several long-term supply agreements with ConocoPhillips Company.
The transaction, which was announced on October 22, 2007, was funded through a portion of the combined proceeds from a public equity offering and a new term loan agreement. The company issued 2,800,000 common units at $36.98 on November 14, 2007 for net proceeds of approximately $100 million, including Calumet’s general partner’s proportionate capital contribution. On January 3, 2008, the Partnership closed a new $435 million senior secured first lien term loan facility which includes a $385 million term loan and a $50 million prefunded letter of credit facility to support crack spread hedging. The remaining proceeds of the term loan facility and equity offering were used to refinance existing term loan debt, for payment of debt financing transaction expenses, and will be used both to fund the anticipated growth in working capital and remaining capital expenditures associated with the previously announced Shreveport refinery expansion project as well as for general corporate purposes.
Merrill Lynch & Co. and Schnitzius & Vaughan LLC acted as financial advisors to Calumet in the acquisition.
Calumet Specialty Products Partners, L.P. (Nasdaq: CLMT — News; “Calumet”) is a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil into customized lubricating oils, solvents, and waxes used in consumer, industrial, and automotive products. Calumet also produces fuel products including gasoline, diesel fuel and jet fuel. Calumet is based in Indianapolis, Indiana and has three plants located in northwest Louisiana.
Forward Looking Statements

Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward- looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include the success of the Partnership’s risk management activities; the availability of, and the Partnership’s ability to consummate, acquisition or combination opportunities; the Partnership’s access to capital to fund acquisitions and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity; insurance or existing reserves; maintenance of the Partnership’s credit rating and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counter parties; the impact of crude oil price fluctuations; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; weather interference with business operations or project construction; fluctuations in the debt and equity markets; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, which could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.